EXHIBIT 99.3



           Second Amendment to Asset Purchase Agreement

      THIS AGREEMENT is made on this 12th day of June, 2001, by and between PG. Design Electronics, Inc. ("Seller"), a Delaware corporation, whose principal place of business is located at 48700 Structural Drive, Chesterfield, Michigan 48051, Heartland Technology, Inc., a Delaware corporation, whose principal place of business is located at 330 North Jefferson Court, Suite 305, Chicago, Illinois 60661 ("Shareholder"), Trilogy Electronics, L.L.C., a Michigan limited liability company ("Purchaser"), whose principal place of business is located at 1731 Harmon Road,
Auburn Hills, Michigan 48326, and Trilogy Technologies, Inc., a Michigan corporation, whose principal place of business is located at 1731 Harmon Road, Auburn Hills, Michigan 48326 ("Trilogy").

      1. The parties hereto agree to amend and restate Section 3(a) of the Asset Purchase Agreement among the parties hereto dated June 1, 2001 ("Asset Purchase Agreement") as follows:

           3.   Assumed Liabilities.

                (a)  Seller   and   Shareholder   agree   that
      Purchaser assumes no liabilities of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, except for the following liabilities which for purposes of this Agreement shall be referred to as "Assumed Liabilities": (i) those trade payables and other liabilities specifically identified on Schedule 3, and such changes in the amount of those and other trade payables and other liabilities that may be specified on an updated Schedule 3 which shall be delivered  by Seller  to  Purchaser  immediately  before
      Closing, all of which are subject to the rights afforded Purchaser pursuant to Section 6.18 below; (ii) any executory obligations of Seller's continued performance arising in the ordinary course of business under any contracts and commitments identified on
      Schedule 3, as updated in accordance with this Section 3, that are performable or payable on or after the Closing Date including, but not limited to, Seller's obligations under the Agreements, Licenses and as tenant under the lease of the Real Property with
      Vincent Palazzolo and Sara Palazzolo, as landlord, dated December 23, 1993, as amended ("Lease"); and
      (iii) Seller's loan repayment obligations to its lender, Wells Fargo Business Credit.

      2. Except as modified herein, the Asset Purchase Agreement shall continue in full force and effect.

      IN WITNESS WHEREOF , the parties have hereunto set their hands as of the date first above written.

Purchaser:                          Seller:
Trilogy Electronics, L.L.C.         PG Design Electronics, Inc.


By:____________________________     By:____________________________
      Terrence W. Bishop
Its:  Authorized Member             Its: Chairman


Shareholder:                        Trilogy:
Heartland Technology, Inc.          Trilogy Technologies, Inc.


By:____________________________     By:____________________________

Its:___________________________     Its:___________________________